                                                                   EXHIBIT 10.19


                         CONFIDENTIAL PORTIONS OMITTED


                        PROLONG SUPER LUBRICANTS, INC.

                       SERVICE AND ENDORSEMENT CONTRACT
                       --------------------------------

     This Agreement is made this 1st day of November, 1996, by and between Prolong Super Lubricants, Inc., a Nevada corporation ("Prolong"), and Smokey Yunick, an individual ("Yunick"). Prolong and Yunick are hereinafter at times referred to individually as the "Party" and collectively as the "Parties".

                                   RECITALS
                                   --------

     A) Prolong is in the business of manufacturing and marketing hydrocarbon based lubricant products (the "Products"). The defined term "Products" shall include all enhancements, improvements, modifications and changes to the existing Products;

     B) Yunick has obtained substantial public recognition in the automotive racing business and is often times referred to as the "world's greatest mechanic."

     C) Prolong believes it would be in its best interest and Yunick believes it would be in his best interest for Prolong to engage Yunick and to use Yunick's likeness, name, photograph, voice, signature, initials and endorsements (the "Promotional Materials") in marketing the Products.

     NOW THEREFORE, in consideration of the foregoing Recitals and the terms and conditions hereinafter set forth, the Parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1.   Services.
          --------

          1.1  Use of Promotional Materials.  Yunick hereby grants to Prolong
               ----------------------------
the exclusive right and license throughout the world to use his likeness, name, photograph, voice, signature, initials and endorsements in the promotion and sale of the Products during the term of this Agreement. The Promotional Materials may be used by Prolong in any advertising now existing or hereafter used in any and all media forms during the term, and only during the term, of this Agreement. The Promotional Materials shall be used to promote the sale of the Products. The exclusivity of Section 1.1 shall be with respect to Products only. Yunick shall be free to grant rights throughout the world to use his likeness, name, photograph, voice, signature, initials and endorsements in the promotion and sale of other products so long as such other products are not Competitive Products as hereinafter defined in Section 9.

          1.2  Personal Services.  Yunick agrees to be available for not less
               -----------------
than fifty (50) days during each twelve (12) month period that this Agreement is in effect ("Service Day" or

"Service Days"). If Yunick is required to travel on a date immediately preceding or following the date of any personal appearance either the whole day or half of each such day shall be counted as a Service Day. A travel day shall be counted as half of a Service Day if Yunick's travel begins by his departure from his home or office as the case may be after 2:00 p.m. on the date of departure or ends by return to his home or office as the case may be prior to 2:00 p.m. on the return date. Except as noted in the preceding sentence, travel days shall be counted as a full Service Day. The services to be provided by Yunick shall consist of participation in any media or promotional events, selling, taping or any other activity reasonably related to the marketing and promotion of the Products. Yunick agrees to act as a goodwill ambassador for Prolong and the Products and to take advantage of opportunities to talk about and promote Prolong and the Products during the course of his day-to-day activities. As part of said promotional activities Yunick agrees to wear Prolong's apparel, including shirts and jackets, but excluding hats, when such apparel would be reasonably appropriate based on the nature of the event when Yunick is in attendance at race car events. The duties set forth in this Section 1.2 shall hereinafter be referred to as the "Services". Yunick shall be compensated for the Services in accordance with the terms and conditions set forth in Section 7 below.

      2.  Availability. The dates and times when Yunick shall be personally
          ------------
available to provide the services on behalf of Prolong shall be determined by mutual agreement between the Parties. Prolong shall make every effort to notify Yunick no less than thirty (30) days in advance of any personal appearances and Yunick shall not have the right to refuse said appearances so long as they do not conflict with any items on his personal schedule. Yunick shall use his best efforts to honor any request by Prolong to make an appearance. Prolong acknowledges that Yunick also has commitments to American Racing Products and may have other commitments that he is required to honor, therefore, Prolong will use its best efforts to cooperate with Yunick in allowing him to comply with said commitments so long as said commitments do not interfere with the ability of Yunick to be reasonably available to provide the Services.

      3.  Approval by Yunick. All printed promotional materials, printed
          ------------------
advertising, press releases and any other communicative materials utilizing Yunick's photographic image, name, signature, narration, endorsement or initials shall not be derogatory to the image of Yunick as reasonably determined by Yunick, Yunick's authorized agent, prior to release, publishing, broadcasting or other dissemination. Prolong agrees to provide Yunick copies of all such materials for approval no later than five (5) days before any such release or dissemination. Yunick agrees to respond promptly to every such request for approval, but in any case shall respond no later than five (5) days after receipt of such request for approval. If no response is received by Prolong within such five-day period, such non-response shall be deemed to constitute approval. Any approval to be provided by Yunick shall not be unreasonably withheld.

      4.  Professional Conduct. Yunick hereby agrees to provide the Services
          --------------------
pursuant to this Agreement in a professional manner that will reflect favorably on Prolong and others associated with Prolong, and on the Products. Yunick agrees to use his best efforts to promote

Prolong and the Products during the term of this Agreement and will take every reasonable opportunity during the term of this Agreement when and where reasonably appropriate to promote Prolong and the Products. Yunick agrees to conduct himself with due regard to public conventions and morals and further agrees not to do or commit any act or thing that would reasonably tend to derogate or detract from the goodwill of Prolong or the Products.

     5.  Use of Promotional Materials.  Use of the Promotional Materials shall
         -----------------------------
be subject to approval by nick as set forth in Section 3 above. The Promotional Materials shall not be used in any way that would diminish the goodwill associated therewith or in any way damage the image or reputation of Yunick.

     6.  Term.  The Promotional Materials shall be available to Prolong and the
         -----
Services shall be provided to Prolong for a period of four (4) years and three
(3) three months, beginning on November 1, 1996 and ending on January 31, 2000 (the "Term"). Prolong may terminate this Agreement under the provision of
Section 13 of this Agreement prior to the end of the Term if Yunick is unable to perform the Services for any reason or if there is a material breach of this Agreement by Yunick. Any compensation to be paid to Yunick shall be prorated through the date of termination subject to any damages that may be offset by Prolong.

     7.  Compensation.
         -------------

         7.1  Compensation Amount.  Prolong shall compensate Yunick for the
              --------------------
right to use the Promotional Materials and the Services by paying him the following compensation as set forth opposite each period set forth below (the "Consideration"):

              Period                     Amount
              ------                     ------

              11/1/96 - 1/31/97          $[ * ]
              2/1/97 - 1/31/98           $[ * ]
              2/1/98 - 1/31/99           $[ * ]
              2/1/99 - 1/31/2000         $[ * ]

         7.2  Payment Terms.  The Consideration for the period from November 1,
              --------------
1996 through January 31, 1997 shall be concurrent with the execution of this Agreement. Thereafter, the annual amounts hall be paid on a semi-annual basis as follows:

              Date                       Payment
              ----                       -------

              2/1/97                     $[ * ]
              8/1/97                     $[ * ]
              2/1/98                     $[ * ]
              8/1/98                     $[ * ]
              2/1/99                     $[ * ]
              8/1/2000                   $[ * ]

     *  CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
        COMMISSION.

          7.3  Additional Personal Appearance Fees.  In the event that Yunick
               ------------------------------------
and Prolong each agree to Service Days in excess of fifty (50) days during each twelve (12) month period during the Term, Yunick shall be compensated for the additional days at the rate of [ * ][ * ] Dollars ($[ * ]) per day. If the Services include radio or television advertising or promotions that will be retelecast, Yunick shall be entitled to additional Compensation which shall be agreed upon by the Parties prior to performance of the Services related thereto.

     8.  Expenses.  Prolong shall pay Yunick for airfare and hotel expenses
         ---------
associated with his performance of the Services plus a [ * ] Dollar ($[ * ]) per diem allowance (the "Per Diem Allowance") for food, cabs and miscellaneous travel expenses (the "Expenses"). The Per Diem Allowance will be [ * ] for half Service Days as defined in Section 1.2. Yunick may elect to have his wife travel with him and Prolong shall pay for her airfare and the reasonable additional hotel expenses (based on double occupancy) associated with said travel. The Per Diem Allowance shall, however, be deemed to cover both the travel of Yunick and his wife.

     9.  Noncompetition by Yunick.  Yunick agrees that he will not endorse any
         -------------------------
competitive products during the Term of this Agreement. The competitive products shall include engine treatments, transmission treatments, fuel conditioners, penetrant sprays, precision oils and greases.

     10. Confidentiality.  In the course of working with Prolong in providing
         ----------------
the Services as set forth in this Agreement, Yunick may have access to certain confidential information and materials which may be disclosed verbally or in writing to Yunick concerning Prolong and/or the Products (the "Confidential Information"). Yunick hereby agrees not to utilize or disclose any Confidential Information except as required in carrying out the Services and shall take reasonable steps to protect any public disclosure of the Confidential Information. Yunick shall, during the Term of this Agreement and at any time thereafter, hold in confidence and not disclose to any person or entity without the express prior written authorization of Prolong, names or addresses of any of Prolong's customers, Prolong's past or prospective dealings with its customers; the parties, dates or terms, if any, of Prolong's contracts; any information, trade secrets, systems, processes or business methods, or any other secret confidential matters relating to the customers or business affairs of Prolong or any companies affiliated with Prolong. All written material or other property, tangible or intangible, provided to Yunick, or developed in conjunction with Yunick, that contain proprietary rights and materials, including copyrights therein, arising out of or resulting from the performance of this Agreement shall belong to Prolong and shall not be disseminated or used in any way by Yunick except as expressly set forth herein. Upon termination of this Agreement, all said materials shall be returned by Yunick to Prolong. Such information and materials shall not include any general marketing information or other materials or information that is generally known by or has been disseminated to the public.

     Prolong's rights and interests (including all rights of copyright print) in and to the Promotional Materials bearing confidential information and the results and proceeds of the

          * CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

Services hereunder are at times referred to hereinafter as the "Proceeds". The Proceeds are a "work made for hire" for Prolong to be used by Prolong in its promotional and marketing materials, commercials and ads in any form of marketing media and, therefore, are "specially ordered and commissioned" for use as a part of the marketing activities and promotional works of Prolong.

     The parties are cognizant that the information exchanged between the parties in accordance with the performance of this Agreement is valuable property. Accordingly, the parties agree that each shall take all reasonable efforts to hold in confidence all such information given each party by the other under this Agreement. This obligation shall endure permanently as to all such information, except that which:

          (a) Becomes a part of the public domain or of the public knowledge through no fault of the party receiving such information;

          (b) Was in the possession of the party to whom such information was disclosed prior to such disclosure, and such possession by the party receiving disclosure is documented prior to the date of the disclosure;

          (c) Is received by the party to which such disclosure is made lawfully and properly from a third party;

          (d) Must be disclosed to a governmental agency or designee to comply with laws or regulations relating to health or safety or other governmental purpose;

          (e) Is and can be shown by competent proof to have been independently developed by one party without recourse to any proprietary information disclosed to the other party.

     11.  Independent Contractor Status.   Yunick hereby declares that Yunick is
          -----------------------------
engaged in an independent business and Yunick will perform the Services as an independent contractor and not as agent, employee or servant of Prolong. In no event shall Yunick be allowed to engage any other individual to carry out the duties of Yunick pursuant to this Agreement. Yunick shall be responsible for the payment of any state or federal withholding tax, social security tax or other payroll tax, and worker's compensation insurance related to the performance of the Services.

     12.  Indemnification.   Prolong agrees for itself and its successors and
          ---------------
assignors to defend, hold harmless and indemnify Yunick, his officers, agents, employees and their successors and assigns, and anyone acting on his behalf, from and against any and all losses, costs and damages, expenses or claims (including attorney's fees), whether such claims are groundless or to, arising out of any claim, including but not limited to claims of personal injury, death, or damage to property, whether real or personal, or false advertising or misrepresentation, unless such claims arises from Yunick's misconduct or negligence. The intent of this indemnification Section it to cause Prolong to indemnify and hold harmless Yunick from any and all third-party claims of any nature arising out of, or related to this Agreement or performance hereunder, unless such claims arise from the breach of this Agreement by Yunick or the misconduct or negligence of Yunick.


     13.  Termination.
          -----------

          (a) Termination by Either Party.  Either Party may, upon 30 days'
              ---------------------------
notice to the other of breach and a subsequent failure to correct such breach within 30 days after such written notice, terminate further performance under this Agreement, while maintaining the right to require performance by the other party of those obligations occurring prior to the date of termination as determined herein. The payment of all compensation earned by Yunick under this Agreement will fully discharge all of Prolong's obligations hereunder.

          (b)  Cure.  At any time that Prolong is in breach of the compensation
               ----
terms of this Agreement, Prolong shall have thirty (30) days to cure such breach after 30 days' written notice from Yunick of the breach. In the event of failure to cure within the time limits provided hereunder, in addition to such other remedies to which Yunick may be entitled, Yunick shall have the right to halt use of the Promotional Materials by Prolong and cease providing the Services thereafter, in which event Prolong agrees it shall cease using in any way the Promotional Materials as defined in Section 1.1 and agrees to recall all outstanding Promotional Materials.

                At any time that Yunick is in breach of the Serveces terms of this Agreement, Yunick shall have thirty (30) days to cure such breach after 30 days' written notice from Prolong of the breach. In the event of failure to cure within the time limits provided hereunder, this Agreement shall terminate and come to an end.

     14.  General Provisions.
          ------------------

          (a) Notices. All notices pertaining to this Agreement shall be in
              -------
writing and shall be transmitted either by facsimile, overnight mail, personal hand delivery or through the facilities of the United States Post Office, certified or registered mail, return receipt requested. The addresses set forth below for the respective Parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

        Prolong Super Lubricants, Inc.        Smokey Yunick
        1210 North Barsten Way                 c/o Henry Yunick Revocable Trust
        Anaheim, CA  92806                     957 N. Brook Street
                                               Daytona Beach, FL 32117

        Any such notices shall be deemed to be given as of the date so delivered.

        (b)  Attorneys' Fees.  In the event that any legal, declaratory, self
             ---------------
help, or
equitable action or arbitration or any other action not considered to be a legal or equitable action is commenced between the Parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing Party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for his or their attorney's fees and any other costs and expenses relating thereto.

           (c)     Governing Law.   The validity, interpretation, construction
                   -------------
and performance of this Agreement shall be controlled by and construed under the laws of the State of Florida. In the event of any litigation arising out of any dispute in connection with this Agreement, the Parties hereby consent to the jurisdiction of the Florida courts with venue in Florida which is the agreed upon location where the Parties entered into this Agreement.

           (d)     Binding Effect.   Each and every covenant, term, provision
                   --------------
and agreement herein contained shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, assigns and legal representatives and shall survive the termination of this Agreement where appropriate to carry out the terms thereof.

           (e)     Amendments, Modifications and Waivers.   No amendment or
                   -------------------------------------
modification of this Agreement or any exhibit or schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall be binding unless executed in writing by the party making the waiver.

           (f)     Assignment.   The interest of Yunick in this Agreement is
                   ----------
personal and shall not be assigned, transferred, shared or divided in any manner by Yunick.

           (g)     Severability.   Every provision of this Agreement is
                   ------------
intended to be severable. If any terms or provisions hereof are illegal or invalid for any reason whatsoever, such illegality shall not affect the validity of the remainder of the Agreement.

           (h)     Parties in Interest.   Nothing in this Agreement shall confer
                   -------------------
any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

           (j)     Entire Agreement.   This Agreement contains the entire
                   ----------------
Agreement between the Parties hereto, and supersedes any prior written or oral agreement between the Parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written between the Parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

      This Agreement is adopted and made effective as of the date first set forth above as evidenced by the signatures of the Parties hereto.


PROLONG SUPER LUBRICANTS, INC.



By: /s/ Elton Alderman
   -------------------------
   Elton Alderman, President



/s/ Smokey Yunick
----------------------------
    Smokey Yunick

                  [LETTERHEAD OF SMOKEY'S AUTOMOTIVE SERVICE]


These are the things I agree to do for Prolong regarding the contract agreement ending 1/31/2000.


(AA)  50 days of personal services
(A)   Seminars
(B)   Personal appearances
(C)   Autographs
(D)   Sell Products
(E)   Recommend Products
(F)   Offer free advice to Prolong Customers
(G)   Be Spokesman
(H)   Offer constructive criticism or advise Prolong
(I)   Try to develop new uses and markets for products.
(J) Develop a simple, accurate explanation on why Prolong works and why it is better.
(K)   Use of my name, picture & comments on products.
(L) Spend approximately 5 hours a week at shop telling the Prolong story.
(M)   Write technical articles.
(N)   Work at races with Prolong Cars.